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                                                                    EXHIBIT 21.1

                             List of Subsidiaries
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1.  MBO Inc., a Delaware corporation

2.  US Liquids LP Holding Co., a Delaware corporation

3.  US Liquids of La., L.P., a Delaware limited partnership

4.  American WasteWater Inc., a Texas corporation

5.  Mesa Processing, Inc., a Texas corporation

6.  T&T Grease Service, Inc., a Texas corporation d/b/a Imperial Services

7.  Phoenix Fats & Oils, Inc., a Texas corporation

8.  Mesa International, Inc., a Barbados corporation

9.  South Texas By-Products, Inc., a Texas corporation

10. National Enviro Waste Company, Inc., a Texas corporation

11. Imperial Services, Inc., a Texas corporation